Exhibit 99.1

PARAMETRIC SOUND ANNOUNCES UNDERWRITER EXERCISE OF OVER-ALLOTMENT OPTION

POWAY, CA, May 3, 2012 – Parametric Sound Corporation (Nasdaq: PAMT), a leading innovator of directed audio products and solutions, announced today that the underwriter, MDB Capital Group LLC, exercised its over-allotment option to purchase an additional 164,512 shares of the Company’s common stock at a price of $4.50 per share, for gross proceeds of $740,304. The net proceeds of the over-allotment after deducting underwriting discounts and commissions and estimated offering expenses is expected to be approximately $660,000. The exercise of the over-allotment option brings the total offering size to gross proceeds of $9.24 million.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The offering will be made only by means of a prospectus, copies of which may be obtained from MDB Capital Group LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, CA 90401, (310) 526-5000..

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Parametric Sound Corporation

A 2010 corporate spin-off created Parametric Sound Corporation, the pioneering innovator of directed audio solutions. With a substantial body of intellectual property, Parametric Sound is the foremost authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. The Company recently introduced improved HSS-3000 product models targeting digital signage, kiosk and related applications. Recent innovations produce a distinctive 3D audio image from just two speakers opening opportunities for 3D sound solutions for computers and entertainment. For more information, visit www.parametricsound.com.

About MDB Capital Group

MDB Capital Group LLC is an investment banking and institutional research firm focused exclusively on companies possessing or seeking to develop market-changing, disruptive technologies and intellectual property. For more information on MDB Capital Group, visit www.mdb.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Jim Barnes, CFO

888-HSS-2150 Ext 3

jbarnes@parametricsound.com